NEWS RELEASE T. ROWE PRICE BOARD FORMALLY APPROVES APPOINTMENT OF ROB SHARPS AS CEO AND BOARD MEMBER Baltimore: December 8, 2021 NEWS T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that as planned its Board of Directors has formally approved the appointment of Rob Sharps to succeed Bill Stromberg as chief executive officer (CEO) and chair of the Management Committee, effective January 1, 2022. Sharps, who will retain his role as president, will also be appointed to the Board of Directors, effective on the earlier of January 1, 2022, or the first business day following the closing date of the firm’s pending acquisition of Oak Hill Advisors (OHA). As previously announced, Stromberg is retiring as CEO on December 31, 2021, although he will continue to serve on the Board as nonexecutive chair. In addition, in connection with the pending acquisition of OHA and as planned, the Board of Directors has elected OHA CEO Glenn August to the Board and appointed him a member of the firm’s Management Committee, both effective on the first business day following the closing date of the acquisition of OHA. The additions of Sharps and August would increase the number of Board members from 12 to 14. The firm also announced that Sharps is scheduled to speak at the Goldman Sachs US Financial Services Conference today at 3:40 p.m. ET. A webcast of the session will be accessible via the T. Rowe Price Investor Relations website (investors.troweprice.com). A replay of the webcast will be available on the site shortly after the event and will be archived online for a period of one year. ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com), is a global investment management organization with $1.67 trillion in assets under management as of October 31, 2021. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. ### T. ROWE PRICE CONTACTS: Public Relations Brian Lewbart 410-345-2242 brian.lewbart@troweprice.com Investor Relations Linsley Carruth 410-345-3717 linsley.carruth@troweprice.com